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Exhibit 5.1

UTStarcom Holdings Corp.
P.O. Box 309GT, Ugland House
South Church Street, George Town
Grand Cayman, Cayman Islands

    •    , 2011

Dear Sirs

Re:    UTStarcom Holdings Corp.

We have acted as Cayman Islands legal advisers to UTStarcom Holdings Corp. (the "Company"), a company incorporated in the Cayman Islands, and have been requested to render this opinion in connection with the Company's Form F-4 Registration Statement, including all amendments or supplements thereto (the "Registration Statement"), originally filed with the Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended (the "Act"), on    •    , 2011 (Registration No. 333-    •    ) in respect of    •    Ordinary Shares, US$0.00125 par value, in the capital of the Company (the "Shares") to be issued by the Company in connection with that certain Agreement and Plan of Merger and Reorganization among the Company, UTStarcom, Inc., a Delaware corporation, and UTSI Mergeco Inc., a Delaware corporation (the "Merger Agreement").

1.
Documents Reviewed

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
the Certificate of Incorporation of the Company, the Memorandum of Association and Articles of Association of the Company as registered or adopted on 23 September, 2010 and the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of the Company as conditionally adopted by special resolution of the shareholders on    •    , 2011 (the "Articles");

1.2
the minutes of the meeting (the "Meeting") of the Board of Directors of the Company held on     •    , 2011 (the "Minutes") and the corporate records of the Company maintained at its registered office in the Cayman Islands ;

1.3
the register of members of the Company maintained at its registered office in the Cayman Islands (the "Register of Members");

1.4
a Certificate of Good Standing issued by the Registrar of Companies of the Cayman Islands dated    •    , 2011 (the "Certificate of Good Standing");

1.5
a certificate from a director of the Company dated    •    , 2011, a copy of which is annexed hereto (the "Director's Certificate");

1.6
the Merger Agreement; and

1.7
the Registration Statement.

2.
Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of

Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2
all signatures, initials and seals are genuine.

2.3
There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

2.4
The Shares to be offered and issued by the Company pursuant to the Merger Agreement and the Registration Statement will be issued by the Company against payment in full, of the consideration, in accordance with the Merger Agreement and duly registered in the Company's register of members (shareholders).

3.
Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2
The issue of the Shares to be issued by the Company has been authorised by all necessary corporate action on the part of the Company.

3.3
The Shares to be offered and issued by the Company pursuant to the Merger Agreement have been duly authorised for issue by the Company, and will when issued be validly issued, fully-paid and non-assessable.

4.
Qualifications

This opinion is subject to the following qualification and limitation that our opinion is based on the Register of Members and that, under the Companies Law (2010 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision) directs or authorises to be inserted therein. A third party interest in the Shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Background and Reasons for the Merger," "Enforceability of Civil Liabilities" and "Legal Matters" included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

MAPLES and CALDER

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  Exhibit 5.1